As filed with the Securities and Exchange Commission on May 15, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Restoration Robotics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	06-1681204
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

128 Baytech Drive San Jose, California	95134
(Address of Principal Executive Offices)	(Zip Code)

2017 Incentive Award Plan

2017 Employee Stock Purchase Plan

(Full Title of the Plan)

Ryan Rhodes

President and Chief Executive Officer

Restoration Robotics, Inc.

128 Baytech Drive

San Jose, California 95134

(408) 883-6888

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brian J. Cuneo, Esq.

B. Shayne Kennedy, Esq.

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Telephone: (650) 328-4600

Facsimile: (650) 463-2600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.0001 par value per share	1,627,080(3)	$0.51	$829,810.80	100.58

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2017 Incentive Award Plan (the “2017 Plan”), by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of the Registrant’s common stock.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price for shares reserved for future issuance under the 2017 Plan are based on the average of the high and the low price of the Registrant’s common stock as reported on The Nasdaq Global Market on May 13, 2019.

(3)	Represents the additional shares of common stock available for future issuance under the Registrant’s 2017 Plan resulting from an annual increase as of January 1, 2019.

Proposed sale to take place as soon after the effective date of the registration statement as awards under the plans are exercised and/or vest.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 1,627,080 shares of Restoration Robotics, Inc.’s (the “Registrant”) common stock issuable under the 2017 Plan, as a result of the operation of an automatic annual increase provision therein, for which Registration Statements of the Registrant on Form S-8 (File Nos. 333-220993 and 333-223448) are effective.

INCORPORATION BY REFERENCE OF CONTENTS

OF REGISTRATION STATEMENT ON FORM S-8

Pursuant to Instruction E of Form S-8, the contents of the Registration Statements on Form S-8 filed with the Securities and Exchange Commission on October  17, 2017 and March 5, 2018 (File Nos. 333-220993 and 333-223448) are incorporated by reference herein.

Item 8. Exhibits.

Reference is made under this Item 8 to the exhibit index included in this Registration Statement.

EXHIBIT INDEX

		Incorporated by Reference			Filed Herewith
Exhibit Number	Exhibit Description	Form	Date	Number

4.1	Amended and Restated Certificate of Incorporation.	8-K	10-17-17	3.1

4.2	Amended and Restated Bylaws.	8-K	10-17-17	3.2

4.3	Form of Common Stock Certificate.	S-1/A	9-18-17	4.2

5.1	Opinion of Latham & Watkins LLP.				X

23.1	Consent of independent registered public accounting firm.				X

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).				X

24.1	Power of Attorney. Reference is made to the signature page to the Registration Statement.				X

99.1#	2017 Incentive Award Plan.	S-8	10-17-17	99.7

99.2#	Form of Stock Option Grant Notice and Stock Option Agreement under the 2017 Incentive Award Plan.	S-1/A	9-18-17	10.26

99.3#	Form of Restricted Stock Award Grant Notice and Restricted Stock Award Agreement under the 2017 Incentive Award Plan.	S-1/A	9-18-17	10.27

99.4#	Form of Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Award Agreement under the 2017 Incentive Award Plan.	S-1/A	9-18-17	10.28

99.5#	2017 Employee Stock Purchase Plan.	S-8	10-17-17	99.11

#	Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Jose, California, on this 15th day of May, 2019.

Restoration Robotics, Inc.

By:	/s/ Ryan Rhodes
Ryan Rhodes
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Ryan Rhodes and Mark Hair and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Ryan Rhodes Ryan Rhodes	President, Chief Executive Officer and Director (Principal Executive Officer)	May 15, 2019

/s/ Mark Hair Mark Hair	Chief Financial Officer (Principal Financial and Accounting Officer)	May 15, 2019

/s/ Frederic Moll Frederic Moll, M.D.	Chairman and Director	May 15, 2019

/s/ Jeffrey Bird Jeffrey Bird, M.D., Ph.D.	Director	May 15, 2019

/s/ Gil Kliman Gil Kliman, M.D.	Director	May 15, 2019

/s/ Keith Sullivan Keith Sullivan	Director	May 15, 2019

/s/ Craig Taylor Craig Taylor	Director	May 15, 2019

/s/ Shelley Thunen Shelley Thunen	Director	May 15, 2019